EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contacts:
Roger Rowe	Martin Flynn
Chief Financial Officer	InFocus Corporation
InFocus Corporation	(503) 685-8112
(503) 685-8933

Caitlin Fox
Edelman
(503) 471-6826

InFocus® Completes Shareholder Agreement with Caxton Associates

Company Slate of Directors Set for 2007 Annual Meeting

WILSONVILLE, Ore., June 6, 2007 – InFocus® Corporation (NASDAQ: INFS) today announced that on June 5, 2007 it entered into a Shareholder Agreement (the “Shareholder Agreement”) with Caxton Associates L.L.C. (“Caxton”), its largest shareholder, regarding composition of the Board of Directors and nominations for the election of Directors at its 2007 Annual Meeting scheduled for July 31, 2007.

Background

On February 23, 2007, the Company entered into a Settlement Agreement with Caxton whereby Caxton agreed to abandon its plans to call a special meeting of the Company’s shareholders in exchange for the Company agreeing to allow Caxton to name up to two designees to the Board of Directors if certain conditions were not met by April 13, 2007.  Pursuant to that agreement, Caxton named two designees, J.D. Abouchar and Bernard Marren, and the Company appointed them to its Board of Directors on April 17, 2007 after reviewing their qualifications.

Shareholder Agreement

Under the Shareholder Agreement, the Company agreed to allow Caxton to immediately name two additional designees to the Board of Directors.  Caxton has named Bruce Berkoff and Robert B. Ladd as its designees.  The Company has reviewed the qualifications of the designees and today formally appointed the designees to the Board, bringing the total number of directors from six to eight.

Further, pursuant to the Shareholder Agreement, the Company has agreed to nominate a slate of individuals for election to the Board at the Company’s 2007 Annual Meeting consisting of the four Caxton designees, two of the current directors who are not Caxton designees, and the new Chief Executive Officer of the Company should one be hired prior to the 2007 Annual Meeting.  In addition, the Company and Caxton entered into a confidentiality agreement allowing the parties to share certain information concerning the ongoing strategic alternatives process as well as the search process for a new Chief Executive Officer.

New Directors

Mr. Berkoff is currently Chairman of the LCD TV Association, a global not-for-profit trade association.   From late 2005 through late 2006, Mr. Berkoff was CEO and later Chairman of Enuclia Semiconductor, a fabless semiconductor company in the HDTV video processor industry.  From 1999 through late 2005, Mr. Berkoff served as Executive Vice President and Chief Marketing Officer for LG.Philips, one of the worlds leading LCD manufacturers.  In addition, Mr. Berkoff serves as a member of the Board of Directors of Uni-Pixel, Inc. (OTC Bulletin Board:UNXL), a developer of flat panel color display technology, based in Woodlands, Texas and TVIA (NASDAQ:TVIA), a fabless semiconductor company focused on digital display processors for televisions based in Santa Clara, California.  Mr. Berkoff has over 25 years of experience in the technology industry and earned a bachelors degree in physics from Princeton University and a graduate degree in biophysics from the University of California, Berkeley.

Mr. Ladd is presently Managing Member of Laddcap Value Associates LLC, which serves as General Partner of Laddcap Value Partners LP.  Prior to forming his private investment partnership, Mr. Ladd was a Managing Director at the investment management firm Neuberger Bermanfrom 1986 through 2002 where he served as a securities analyst and portfolio manager for various high net worth clients of the firm.  In addition, Mr. Ladd serves as a member of the Board of Directors of Delcath Systems, Inc. (NASDAQ:DCTH), a development stage company developing a drug delivery system for the introduction of chemotherapy agents.  Mr. Ladd is a Chartered Financial Analyst and has over 20 years of experience in the investment management field and earned a bachelors degree in economics from the Wharton School, University of Pennsylvania and a Masters in Business Administration from Northwestern University’s Kellogg School of Management.

2007 Annual Meeting Election of Directors

On June 6, 2007, the Board of Directors nominated the slate of individuals to stand for election to the Board of Directors at the Company’s upcoming 2007 Annual Meeting scheduled for July 31, 2007.  Michael Hallman, currently the Board’s lead independent director, and Peter Behrendt, currently chairman of the compensation committee of the board, will stand for reelection along with J.D. Abouchar, Bernard Marren, Bruce Berkoff, and Robert Ladd.  The Company plans to mail its proxy statement for its 2007 Annual Meeting on or about June 20, 2007 to shareholders of record as of June 5, 2007.

“We felt it was important to reach an accord with Caxton regarding composition of the Board prior to our 2007 Annual Meeting to avoid the distraction of a potential proxy contest,” said Mike Hallman, lead independent director of InFocus.  “We have been pleased with the constructive approach and contributions of J.D. Abouchar and Bernie Marren, the initial Caxton board designees, and have confidence that Bruce Berkoff and Robert Ladd will bring additional relevant experience that will benefit the Company moving forward,” Hallman concluded.

Ross Taylor, Managing Director of Caxton, added: “We are very pleased with the accomplishments of the recently restructured board of directors.  We are confident that, in the near future, the board, as newly reconstituted, will be able to take the further steps necessary to close the significant valuation gap we believe exists between the Company’s underlying value and its current stock price.”

Forward-Looking Statements

This press release includes forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2006 Form 10-K and 2007 Form 10-Q’s, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements contained herein as well as to other aspects of the Company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and neither the Company nor any other person undertakes any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and worldwide leader in the projection market today. Over twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. As the inventor and leader in the category, we focus on making the presentation of ideas, information and entertainment a vivid, unforgettable experience. We believe our innovation and products set the standard for what a big picture experience should be like.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

InFocus, IN, Proxima, LiteShow, LP, ASK, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.  “DLP” is a trademark of Texas Instruments.